EXHIBIT 99.1
News
For Immediate Release	Contact:
January 23, 2017	Rick Honey
(212) 878-1831

MATTHEW E. GARTH JOINS MINERALS TECHNOLOGIES INC. AS CHIEF FINANCIAL OFFICER
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NEW YORK, January 23, 2017—Minerals Technologies Inc. (NYSE: MTX) announced today that it has elected Matthew E. Garth Senior Vice President, Finance and Treasury, and Chief Financial Officer. Mr. Garth will become an officer of the company and a member of the executive management committee.

Mr. Garth joins Minerals Technologies from Arconic Inc. (formerly Alcoa Inc.), where he acquired an extensive background in corporate finance, treasury, financial planning and analysis, investor relations, strategic planning and risk management along with a strong, demonstrated commitment to shareholder value creation. In his new role at Minerals Technologies, he will have global responsibility for Finance, Tax, Treasury, Audit, Information Technology and Global Shared Service Functions.

"We are extremely pleased to have someone of Matt's financial leadership and business expertise join MTI as Chief Financial Officer," said Douglas T. Dietrich, Chief Executive Officer. "In this crucial role, he will be intricately involved in the execution of the company's growth strategies."

Over a 14-year period at Alcoa, Mr. Garth held various positions of increasing responsibility, including Chief Financial Officer of two multi-billion dollar businesses and as a member of the Alcoa Executive Council, the senior leadership group that sets strategic direction for the corporation. His most recent position at Arconic was Vice President, Financial Planning & Analysis and Investor Relations.

In 2010 and 2011, Mr. Garth served as Vice President, Finance, and Chief Financial Officer for Alcoa's North American Rolled Products business, which generated revenues of approximately $5 billion in the global transportation, aerospace and packaging markets. From 2011 to 2013, he was Vice President, Finance, and Chief Financial Officer of Alcoa Global Packaging. This business was comprised of facilities in Australia, Brazil, the Middle East, North America and Russia and generated revenues of about $3.5 billion through the manufacture of aluminum can sheet for use in the beverage and food packaging markets.

Earlier in his career, he worked at Thomson Financial in New York, where he advised leading industrial companies on valuation, mergers and acquisitions, and investor engagement.

Mr. Garth holds a BS in Accounting from the University of Delaware and an MBA from Columbia University.

New York-based Minerals Technologies Inc. is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The company reported sales of $1.798 billion in 2015.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/